UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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AT&T TODAY

TUESDAY, MARCH 1, 2005 – 2:45 p.m. EST

*** SPECIAL EDITION ***

More Merger-Related Q&A for AT&T Employees

This is the fourth in an ongoing series of AT&T TODAY special editions containing questions and answers regarding the announced merger of AT&T and SBC. We will continue to address frequently-asked questions as information becomes available and use AT&T TODAY to alert you when new Q&A are available.

Check for additional information on the Merger Update Web site at: http://infocenter.att.com/merger/ where Q&A and other communications are being archived. If you have a question that hasn’t been answered, you can send it to the AT&T Employee Communications mailbox at: rm-attemployeecomm@ems.att.com. While we can’t respond directly to every individual, we will continue to address questions of broad interest. The HR organization has also begun a series of employee sessions to answer questions related to AT&T’s existing management compensation and benefits plans.

Since the merger was announced, a lot of information about benefits for management employees has been communicated. What about benefits for occupational employees?
Terms of the current bargaining agreements will remain in effect for employees covered under those agreements. The Employee & Labor Relations Web site has copies of the contracts. You can find them at: http://wfs.web.att.com/WFS/content/0,1452,IE5-3006-2586,00.html

Will AT&T employees’ length of service be recognized in SBC’s compensation and benefit plans if they become SBC employees? Or would they be considered “new hires”? [Note: A similar question and answer was provided in an earlier AT&T TODAY special edition. It is being repeated to clarify additional questions raised by employees.]
Any decisions on compensation and benefit plans after the close will be made by SBC, subject to provisions of the merger agreement. AT&T cannot speculate as to any changes after the close, nor can AT&T comment on provisions contained in SBC’s compensation and benefit plans.

However, under the merger agreement, SBC has agreed that AT&T service will be recognized for eligibility, vesting and benefit accrual under SBC’s compensation and benefit plans if employees become covered under those plans. The exception is benefit accrual for defined benefit pension and other retirement plans. Benefit accrual is not applicable as it pertains to an SBC defined benefit pension because an individual has already earned a benefit under the AT&T plans for that service — in other words, you retain whatever value your pension or cash balance plan already has accumulated. If you work for the combined company, you retain that benefit, and then you begin to accrue additional benefits under whatever pension plan the company provides you. However, there will be no duplication of benefits.

Definitions: Eligibility generally means the ability to participate in a particular plan or eligibility for a particular benefit. Vesting refers to your ownership of a company-funded benefit; it is when you have a non-forfeitable right to receive a benefit (e.g., three years of vesting service is required under AT&T’s savings plans in order to have the non-forfeitable right to the company match). Benefit accrual generally means the benefit an individual earns over a specified period (e.g., pay credits under the cash balance formula of the AT&T Management Pension Plan).

How does “mandatory portability” work with regard to recognizing length of service?

There is a provision of the AT&T pension plans called the Mandatory Portability Agreement (MPA), which provides full service recognition for eligible individuals who move between Interchange Companies that participate in the MPA. MPA was enacted at the time of divestiture in 1984, and applies if individuals meet certain eligibility requirements. The determination as to how certain MPA provisions would apply to eligible individuals as a result of the merger is a decision of SBC. We will communicate more on MPA as information becomes available.

If I have prior service with a company that AT&T acquired, will my service count at SBC?
To the extent that employees have certain service recognized under AT&T compensation and benefit programs today as a result of a previous business transaction, such service will be recognized should employees become covered under SBC’s compensation and benefit programs — to the same extent it was recognized by AT&T. For example, if your service is not recognized under the AT&T Management Pension Plan but is recognized for vacation eligibility, it would not be recognized under an SBC defined benefit pension plan, but would be recognized under an SBC vacation program.

Under current “service bridging” rules: If I left AT&T and was later re-employed, I could receive credit for the time employed at AT&T before the break in service — as long I worked for five or more continuous years upon return. What happens to this policy at Change in Control — is there some type of vesting?
If an employee is involuntarily terminated other than for Cause, or resigns for Good Reason, within two years following the CIC, any previous AT&T Net Credited Service currently awaiting bridging under the AT&T Management Pension Plan’s five-year bridging requirement will be bridged immediately upon termination of employment.

Will employer contributions to the AT&T Savings Plans (401k) and pension plan vest upon the merger closing (Change in Control) for employees with less than the required years of service for normal vesting?
Company contributions (e.g., matching contributions) to the AT&T Long Term Savings Plan For Management Employees, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees and benefits in the AT&T Management Pension Plan do not vest upon the merger closing (Change in Control, or CIC). However, if you are involuntarily terminated other than for Cause, or resign for Good Reason within two years following the CIC, non-vested amounts in the above plans will vest upon your termination of employment. Good Reason is defined in Appendix A of the AT&T Separation Plan located on Workforce Services: http://wfs.web.att.com/files/pdfs/ATTASP8-12-041092328884000.pdf.

Does SBC have a “rule of 85” (as opposed to the “rule of 75” for AT&T)? If so, will AT&T employees be grandfathered for two years under the rule of 75, so that a person who is 55 years old with 20 years of service can still retire with benefits? Or will they be subject to the rule of 85 when the merger is finalized?
Any decisions on compensation and benefit plans after the close will be made by SBC, subject to provisions of the merger agreement. AT&T cannot speculate as to any changes after the close, nor can AT&T comment on provisions contained in SBC’s compensation and benefit plans.

However, under the merger agreement, SBC has agreed that employees and former employees for a period of time after the merger will have compensation and benefit plans and programs that are no less favorable in the aggregate than they have at AT&T. This commitment will continue to the end of the plan year (generally Dec. 31) following the first anniversary of the closing. For example, if the merger closes in 2006, the commitment will generally apply through Dec. 31, 2007. While plans and programs will be no less favorable in the aggregate, there is no guarantee to maintain any particular benefit or plan.

If a large number of people decide to withdraw the special pension enhancement from the AT&T Management Pension Plan, could the pension fund become underfunded?
Pension funding is highly regulated under various Federal laws and our plan is fully in compliance with those funding rules. The AT&T Management Pension Plan is actuarially sound and we intend to continue to make any required contributions to meet benefit obligations. Because the plan is well funded, we do not expect to be required to make contributions to the Management Pension Plan in 2005. To the extent the plan’s funded status changes (whether it is due to plan distributions, conditions in the investment markets, etc.), the company’s required contributions could change. The Management Pension Plan’s funded status continues to rank favorably among other large companies.

What will happen to the Toll Reimbursement Program after we merge?
Decisions regarding toll reimbursement after the close, as it pertains to an SBC Toll Reimbursement Program, will be made and communicated after the merger.

Will AT&T service count toward eligibility for vacation under an SBC vacation program?
AT&T service will be recognized for eligibility if employees become covered under an SBC vacation program.

Cautionary Language Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

Additional Information

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (http://www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Relations Web Site (http://www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

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